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News Release
Contact: Colleen T. White, Corporate Communications – 201-847-5369 Patricia A. Spinella, Investor Relations – 201-847-5453

BD Board of Directors Elects Dr. Claire M. Fraser-Liggett

Franklin Lakes, NJ (September 26, 2006) – BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it has elected Claire M. Fraser-Liggett, Ph.D. to its Board of Directors, effective November 20, 2006.

Dr. Fraser-Liggett, 50, is President and Director of The Institute for Genomic Research in Rockville, Maryland, a not-for-profit center dedicated to deciphering and analyzing genomes – the complex molecular chains that constitute each organism’s unique genetic heritage. As leader of teams that sequenced the genomes of several microbial organisms, Dr. Fraser-Liggett has helped initiate the era of comparative genomics. Dr. Fraser-Liggett is one of the most highly cited scientists in microbiology and is an international leader in the field of microbial genomics and forensics.

“It is an honor and a pleasure to welcome Claire Fraser-Liggett, a prominent, well-respected microbiologist, to our board,” said Edward J. Ludwig, BD’s Chairman, President and Chief Executive Officer. “Dr. Fraser-Liggett has the unique combination of a world-class scientific background, a strong interest in infectious diseases, and experience in applying basic research results to the development of novel diagnostics and vaccines. She offers a significant depth of expertise in molecular biology which will be invaluable to BD as we continue our work in the emerging discipline of molecular diagnostics.”

Dr. Fraser-Liggett received a B.S. in Biology from Rensseleaer Polytechnic Institute and a Ph.D. in Pharmacology from the State University of New York at Buffalo. After one year of post-doctoral training at SUNY-Buffalo, Dr. Fraser-Liggett was appointed as a faculty member in the Department of Molecular Immunology at Buffalo’s Roswell Park Memorial Institute. She then spent eight years at the National Institutes of Health. In 1989, Dr. Fraser-Liggett was appointed Chief of the Section of Molecular Neurobiology at the National Institute on Alcohol Abuse and Alcoholism, and in 1992 she joined The Institute for Genomic Research as Vice President for Research and Director, Microbial Genomics.

Dr. Fraser-Liggett currently serves on the National Science Advisory Board for Biosecurity and the National Research Council’s Committee on Metagenomics. She is a member of the Editorial Boards of The Journal of Biological Chemistry and Comparative and Microbial Genomics. She has over 220 publications in leading scientific journals and is a reviewer for nine journals. Among the multitude of honors she has received are the New York Academy of Science’s Diversity in Science Award for

Leadership and Scientific Excellence (2005), the Society for Industrial Microbiology’s Charles Thom Award (2005), a Fellowship at the American Academy of Microbiology (2005) and Maryland’s Top 100 Women Circle of Excellence Award (2004).

With her election, the BD board will consist of 13 members, all of whom are independent with the exception of Edward J. Ludwig, Chairman, President and Chief Executive Officer.

About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 25,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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